Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Coeur Mining, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-193652) on Form S-3 and the registration statements (Nos. 033-60163, 033-72524, 333-112253, 333-125903, and 333-166907) on Form S-8 of Coeur Mining, Inc. (formerly Coeur d’Alene Mines Corporation) of our reports dated February 20, 2015, with respect to the consolidated balance sheets of Coeur Mining, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of comprehensive income (loss), changes in stockholders' equity, and cash flows, for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of Coeur Mining, Inc.

/s/ KPMG LLP
Chicago, Illinois
February 20, 2015